As filed with the Securities and Exchange Commission on September 25, 2017

Registration No. 333-201206

Registration No. 333-192927

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8 REGISTRATION STATEMENT NO. 333-201206

FORM S-8 REGISTRATION STATEMENT NO. 333-192927

UNDER

THE SECURITIES ACT OF 1933

MONOGRAM RESIDENTIAL TRUST, INC.

(Exact Name of Registrant as Specified in Its Charter)

Maryland	20-5383745
(State or other Jurisdiction of Incorporation)	(IRS Employer Identification No.)

c/o Greystar Growth and Income GP, LLC

18 Broad Street, Third Floor

Charleston, South Carolina 29401

(843) 579-9400

(Address, including ZIP Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

Monogram Residential Trust, Inc. Second Amended and Restated Incentive Award Plan

Behringer Harvard Multifamily REIT I, Inc. Amended and Restated 2006 Incentive Award Plan

(Full Title of Plans)

A. Joshua Carper

Vice President and Secretary

18 Broad Street, Third Floor

Charleston, South Carolina 29401

(843) 579-9400

(Name, Address, including ZIP Code, and Telephone Number, including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following Registration Statements filed by Monogram Residential Trust, Inc., a Maryland corporation (formerly Behringer Harvard Multifamily REIT I, Inc.) (the “Registrant”), on Form S-8 (collectively, the “Registration Statements”):

•	Registration Statement No. 333-201206, originally filed with the Securities and Exchange Commission (the “SEC”) on December 22, 2014, which registered the offer and sale of 10,000,000 shares of the Registrant’s common stock, $0.0001 par value per share (“Shares”) issuable pursuant to the Monogram Residential Trust, Inc. Second Amended and Restated Incentive Award Plan; and

•	Registration Statement No. 333-192927, originally filed with the SEC on December 18, 2013, which registered the offer and sale of 9,994,000 Shares issuable pursuant to the Behringer Harvard Multifamily REIT I, Inc. Amended and Restated 2006 Incentive Award Plan.

The Registrant is filing this Post-Effective Amendment to the Registration Statements to withdraw and remove from registration any unissued and unsold securities issuable by the Registrant pursuant to the above-referenced Registration Statements.

On September 19, 2017, pursuant to the Agreement and Plan of Merger, dated as of July 4, 2017 (the “Agreement”), by and among the Registrant, GS Monarch Parent, LLC, a Delaware limited liability company (“Parent”), and GS Monarch Acquisition, LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent (“Acquisition Sub”), the Registrant merged with and into Acquisition Sub, with Acquisition Sub continuing as the surviving corporation and a wholly owned subsidiary of Parent.

As a result of the consummation of the transactions contemplated by the Agreement, the Registrant has terminated all offerings of its securities pursuant to the above-referenced Registration Statements. In accordance with an undertaking made by the Registrant in Part II of each of the Registration Statements to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance that remain unsold at the termination of the offering, the Registrant hereby removes and withdraws from registration all such securities of the Registrant registered under the Registration Statements that remain unsold as of the date of this Post-Effective Amendment.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charleston, State of South Carolina, on September 25, 2017. No other person is required to sign this Post-Effective Amendment to the Registration Statements in reliance on Rule 478 of the Securities Act of 1933, as amended.

GS MONARCH ACQUISITION, LLC (successor by merger to Monogram Residential Trust, Inc.)

By:	/s/ A. Joshua Carper
	Name:	A. Joshua Carper
	Title:	Vice President and Secretary